October 4, 2011

Mr. Sean Tan

Chief Executive Officer

Berkeley Coffee and Tea, Inc.

Building B, #439, Jinyuan Ba Lu, Jiangqiao Town
Jiading District, Shanghai, 201812, China

Dear Mr. Tan,

The purpose of this letter agreement is to confirm the appointment of V.S. Jon Yogiyo ("Advisor") by the Board of Directors (“Board”) to act as coffee and agronomy advisor to Berkeley Coffee and Tea, Inc., a Nevada corporation (“Berkeley Coffee”) in connection with Company issues relating to the purchase and sale of coffee grown in China and other coffee producing countries.

 The Board also confirms that the Advisor is being retained hereunder by and solely for the benefit of the Board of Berkeley Coffee and not by any third parties, including the Company's shareholders.  In connection with our engagement the Advisor will provide the following services:

(a)

on a timely basis, a study report assessing the supply quality of Yunnan, China,  green bean coffee for the USA market and identify prospective partner organizations for Berkeley Coffee;

(b)

monitoring quality and development of farmer training programs;

(c)

the identification, evaluation, visiting and negotiating with coffee farmers, including coffee cup tasting, coffee profile and analysis, farmer training programs, country site visits.

1. You and the Board further acknowledge that you and the Board, respectively, will use your best efforts to ensure that all information concerning the Company will be provided to me, directly or indirectly, orally or in writing, by you or your respective agents and advisors will be accurate and complete in all material respects and will not be misleading in any material respect.

2. In connection with the performance of advisory services hereunder, Advisor will keep confidential and will use only for the purpose of performing the services described herein all information, whether written or oral, acquired from the Board and the Company in connection with our work hereunder, except: (i) information which was available to the public prior to the engagement or which thereafter becomes available to the public other than through a breach by parties of obligations hereunder; (ii) information which was known to Advisor prior to the engagement; and (iii) information which Advisor is required to disclose by law (including applicable securities law requirements) or in connection with legal process or legal or regulatory proceedings. Advisor’s obligation under this section will survive the completion of this engagement.

3. The Company will provide to Advisor current drafts and final copies, as soon as they become available, of all documents prepared by the Company which would assist the Advisor in carrying out his duties. However, the Advisor will have no responsibility for the form or content of the documentation and the description of our services undertaken pursuant to the terms of this engagement letter. Advisor will be entitled at any time to withdraw in the event that Advisor reasonably concludes that there has been a material change in the factors for which the Advisor has been retained.

4. In consideration for our services hereunder, the Company will pay the Advisor four hundred and fifty thousand Shares (450,000) of Berkeley Coffee stock.

5. The Company agrees to indemnify and hold the Advisor to the full extent permitted by law, harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (collectively, "Losses"), to which an Indemnified Party may become subject by reason of the performance of professional services rendered hereunder.

6. If Advisor is requested to perform services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter agreement and the fees for such services will be negotiated separately and in good faith and will be consistent with fees paid for similar services.

7. The term of this agreement will be for a period beginning as of the date of your acceptance of this Agreement and ending on April 30, 2012.

8. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

9. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement.

10. The Agreement resulting from acceptance of this letter agreement constitutes the entire agreement between the parties with respect to the services described herein and supersedes any prior agreements or understandings made between the parties with respect thereto. No modification or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.

If the foregoing correctly reflects the basis upon which the Company agrees to retain the Advisor, please sign and return one copy of this Agreement to us.

/s/ Sean Tan

/s/ V.S. Jon Yogiyo

Sean Tan, CEO

V.S. Jon Yogiyo, Advisor

Berkeley Coffee and Tea, Inc.